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                                                                   EXHIBIT 10.33



                                 PROMISSORY NOTE
                                 ---------------



$6,000,000.00                                             Boston, Massachusetts
                                                          July 28, 1993


         FOR VALUE RECEIVED, the undersigned Summa Four, Inc., a Delaware corporation (the "Borrower") hereby promises to pay to the order of FLEET BANK OF MASSACHUSETTS, N.A. (the "Bank") the principal amount of Six Million and 00/100 ($6,000,000.00) Dollars or such portion thereof as may have been or may hereafter be advanced by the Bank pursuant to ss.1.2 of that certain letter agreement dated October 15, 1992 between the Bank and the Borrower, as amended (as so amended, the "Letter Agreement") and remains outstanding from time to time thereunder ("Principal"), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder.

         Interest on all unpaid Principal shall be due and payable monthly in arrears, on the first day of each month commencing on the first such date after the advance of any Principal and continuing on the first day of each month thereafter and on the date of payment of this note in full, at a fluctuating rate per annum (computed on the basis of a year of three hundred sixty [360] days for the actual number of days elapsed) which shall at all times be equal to the Prime Rate, as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law). A change in the aforesaid rate of interest shall become effective on the same day on which any change in the Prime Rate is effective. Overdue Principal and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under this note (but in no event in excess of the maximum rate permitted by then applicable law), compounded monthly and payable on demand. As used herein, "Prime Rate" means that rate of interest per annum announced by the Bank from time to time as its prime rate, it being understood that such rate is merely a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto.

         All outstanding Principal and all interest accrued thereon shall be due and payable in full on the first to occur of: (i) an acceleration under ss.5.2 of the Letter Agreement or (ii) September 1, 1994. The Borrower may at any time and from time to time, without premium or penalty, prepay all or any portion of said Principal. Under certain circumstances set forth in the Letter Agreement, prepayments of Principal may be required.




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         Payments of both Principal and interest shall be made, in immediately available funds, at the principal office of the Bank (now located at 75 State Street, Boston, Massachusetts 02109), or at such other address as the Bank may from time to time designate.

         The undersigned Borrower irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this note or on the books of the Bank, at or following the time of making any Revolving Loan (as defined in the Letter Agreement) and of receiving any payment of Principal, an appropriate notation reflecting such transaction and the then aggregate unpaid balance of Principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower hereunder or under the Letter Agreement. The aggregate unpaid principal amount of the Revolving Loans, as recorded by the Bank from time to time on such schedule or on such books, shall constitute presumptive evidence of such amount.

         The Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay, to the extent permitted by law, all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Bank in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced.

         This note is the Revolving Note referred to in the Letter Agreement. This note is subject to prepayment as set forth in the Letter Agreement. The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Letter Agreement.

         Executed, as an instrument under seal, as of the day and year first above written.



CORPORATE
  SEAL


ATTEST:                                  SUMMA FOUR, INC.

                                         By: /s/Thomas A. St. Germain
--------------------------------             --------------------------------
Secretary                                    Its







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                              SUPPLEMENTAL SCHEDULE
                              ---------------------



         Section 2.1(g) of the Letter Agreement makes warranties with respect to taxes which remain correct with the exception that the Borrower has realized that sales taxes in various states were only partially accrued and not paid. This has resulted in restated financials for the year ending March 31, 1993 reducing net income from $471,000.00 to $351,000.00. The Borrower is working with its accountants, Coopers & Lybrand, to resolve these tax liabilities.




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